                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                 GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

     (5) Total fee paid:

- - --------------------------------------------------------------------------------

     /X/ Fee paid previously with preliminary materials.

- - --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

     (3) Filing party:

- - --------------------------------------------------------------------------------

     (4) Date filed:

- - --------------------------------------------------------------------------------

                 GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
                           Two North Riverside Plaza
                               Chicago, IL 60606
                                 (312) 648-5656

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  June 7, 1995

                            ------------------------

To: The Stockholders of GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Meeting") of GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC., a Delaware corporation (the "Company"), will be held at One North Franklin, Third Floor, Chicago, Illinois, on June 7, 1995, at 10:30 A.M. Central Daylight Time, for the following purposes:

     1. To elect ten (10) members of the Board of Directors;

     2. To approve an amendment to the Company's Certificate of Incorporation to reduce the maximum number of shares of Common Stock the Company is authorized to issue from 40,000,000 shares to 20,000,000 shares and to reduce the maximum number of shares of Preferred Stock the Company is authorized to issue from 5,000,000 shares to none; and

     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 14, 1995, are entitled to notice of and to vote at the Meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the Meeting will be available for examination by any stockholder at the Company's executive offices, for any purpose germane to such Meeting during ordinary business hours, for a period of at least ten days prior to the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          [SIG]


                                          SUSAN OBUCHOWSKI, Secretary

DATED: April 28, 1995

     THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                 GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
                           Two North Riverside Plaza
                               Chicago, IL 60606
                                 (312) 648-5656

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the management of Great American Management and Investment, Inc. ("GAMI" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held on Wednesday, June 7, 1995, and any adjournment thereof, the cost of which will be borne by the Company. In addition to solicitation by mail, employees of the Company may solicit proxies by telegraph, telephone, telecopy and personal interviews. Brokers and other nominees who held stock of the Company on April 14, 1995, will be asked to contact the beneficial owners of the shares which they hold. The costs of solicitation, which are borne by the Company, will be nominal.

     This Proxy Statement and accompanying proxy are being mailed to stockholders commencing on or about April 28, 1995. The proxy, if properly executed and returned, will be voted according to your instructions, but it may be revoked at any time before it is exercised by giving notice in writing to the Secretary of the Company or by voting in person at the Meeting.

     Only stockholders of record on April 14, 1995 (the "Record Date"), or their proxy, will be entitled to vote at the Meeting. On such date 11,187,420 shares of common stock, par value $.01 ("Common Stock"), were outstanding. Each share outstanding on the Record Date for the Meeting entitled the holder thereof to one vote upon each matter to be voted upon at the Meeting. The stockholders of a majority of the Common Stock, present in person or represented by proxy, shall constitute a quorum at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If, however, a quorum is not present or represented at the Meeting, the stockholders entitled to vote at the Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Meeting until such time as a quorum is present or represented. At such time as a quorum is present or represented by proxy, the Meeting will reconvene without notice to stockholders, other than an announcement at the prior adjournment of the Meeting, unless the adjournment is for more than thirty days or a new record date has been set.

     If a proxy in the form enclosed is duly executed and returned, the shares of the Company's Common Stock represented thereby will be voted in accordance with the specifications made thereon by the stockholder. If no such specifications are made, such proxy will be voted (i) for election of the ten nominees for directors; (ii) to approve an amendment to the Company's Certificate of Incorporation to reduce the maximum number of shares of Common Stock the Company is authorized to issue from 40,000,000 shares to 20,000,000 shares and to reduce the maximum number of shares of Preferred Stock the Company is authorized to issue from 5,000,000 shares to none; and (iii) at the discretion of Samuel Zell and Rod F. Dammeyer, the Board of Directors' (the "Board") designated proxies for the Meeting, with respect to such other business as may properly come before the Meeting or any adjournment thereof. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. A proxy is revocable by either a subsequently dated, properly executed proxy appointment which is received by the Company prior to the time votes are counted at the Meeting, or by a stockholder giving notice of revocation to the Company in writing or during the Meeting prior to the time votes are counted. The mere presence at the Meeting of a stockholder who appointed a proxy does not itself revoke the appointment.

     The Company's Certificate of Incorporation provides that cumulative voting is permitted in the election of directors. Accordingly, the number of votes each holder may cast in the election of directors is determined by multiplying the number of shares he holds by the number of directors to be elected. The holder may cumulate his shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares, or he may distribute his cumulated votes among as many of the candidates as he shall determine. In order to cumulate his votes, the holder must vote at the Meeting in person or by valid proxy, and prior to the time the vote is taken, the holder or proxy must notify the person presiding at the Meeting of his intention to cumulate his votes. Management is not seeking discretionary authority to cumulate votes in the proxies solicited in the Proxy Statement. Two stockholders of the Company, Equity Holdings Limited, an Illinois limited partnership ("Equity Holdings"), and Hellman & Friedman Capital Partners ("Capital Partners"), a California limited partnership, can direct the voting of 88.7% of the outstanding shares of Common Stock. See "Security Ownership of Certain Beneficial Owners."

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Company recommends the election to the Board of the ten (10) nominees whose names appear below. The enclosed proxy will be voted for the election of the ten (10) nominees unless authority is withheld. The affirmative vote of shares held of record by owners of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting is required for election of the nominees. Each director will serve until the next Meeting and thereafter until a successor has been duly elected and qualified or until his earlier resignation or removal. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other person or persons as the Board may recommend. All of the nominees are presently directors.

     The following table sets forth the name of each nominee and, for each, the period during which the nominee has served as a director, information relating to the nominee's age, principal occupation and business experience during the past five years, any other directorships held by the nominee in publicly held companies, and certain other information. For information concerning membership on committees of the Board, see "Information Concerning the Board of Directors and Certain Committees Thereof" below.

                            YEAR FIRST
                            ELECTED A
          NAME               DIRECTOR                 OTHER INFORMATION ABOUT NOMINEES
          ----              ----------                --------------------------------
Mitchell R. Cohen              1995       Director of the Company. Mr. Cohen has been employed by
                                          Hellman & Friedman ("H&F"), an investment banking firm,
                                          since 1989, serving as a general partner since 1992. Mr.
                                          Cohen is a director of Mobilemedia Corporation and
                                          Western Wireless Corporation. Mr. Cohen is 31 years old.

Rod F. Dammeyer                1992       Director of the Company. Mr. Dammeyer has been President
                                          and Chief Executive Officer of the Company since
                                          February 1994. Mr. Dammeyer is also President, Chief
                                          Executive Officer and a director of Itel Corporation
                                          ("Itel"). He is a director of ANTEC Corporation, Capsure
                                          Holdings Corp. ("Capsure"), Falcon Building Products,
                                          Inc. ("Falcon"), Jacor Communications, Inc. ("Jacor"),
                                          Lomas Financial Corporation, Revco D.S., Inc. ("Revco"),
                                          Santa Fe Energy Resources, Inc., and The Vigoro
                                          Corporation ("Vigoro") and Trustee of Van Kampen Merritt
                                          Closed End Mutual Funds and Series Trusts. Mr. Dammeyer
                                          is 54 years old.

                            YEAR FIRST
                            ELECTED A
          NAME               DIRECTOR                 OTHER INFORMATION ABOUT NOMINEES
- - -------------------------   ----------    --------------------------------------------------------
Bradbury Dyer, III             1985       Director of the Company. Mr. Dyer is the founder and
                                          sole general partner of Paragon Associates and Paragon
                                          Associates II, private investment partnerships. He is a
                                          director of Capsure, Falcon and Roosevelt Financial
                                          Group, Inc. Mr. Dyer is 52 years old.
David A. Gardner               1979       Director of the Company. Mr. Gardner is President of
                                          Gardner Capital Corporation, a privately owned real
                                          estate and venture capital investor. Mr. Gardner is a
                                          director of Fred's, Inc. and Memry Corp. Mr. Gardner is
                                          47 years old.
William K. Hall                1994       Director of the Company. Mr. Hall has been President
                                          since 1988 and Chief Executive Officer and a director of
                                          Eagle Industries, Inc. ("Eagle") since 1990. Mr. Hall
                                          has been a director, President and Chief Executive
                                          Officer of Falcon since 1994. Mr. Hall is a director of
                                          A.M. Castle & Co. and Huffy Corporation. Mr. Hall was
                                          previously a Director of the Company from 1990 to 1992.
                                          Mr. Hall is 51 years old.
F. Philip Handy                1987       Director of the Company. Mr. Handy is President of
                                          Winter Park Capital Company, a private investment firm.
                                          Mr. Handy is a director of Itel, Jacor, and Banca
                                          Quadrum, S.A. Mr. Handy was previously a Director of the
                                          Company from 1980 to 1984. Mr. Handy is 50 years old.
John M. Pasquesi               1993       Director of the Company. Mr. Pasquesi has been a general
                                          partner of H&F since January 1989 and prior thereto was
                                          a principal from January 1987 to December 1988. He is a
                                          director of Falcon, Vigoro and Mid Ocean Reinsurance
                                          Company Ltd. Mr. Pasquesi is 35 years old.
Sheli Z. Rosenberg             1984       Director of the Company. Mrs. Rosenberg had been Vice
                                          President and General Counsel of the Company from
                                          October 1985 until March 1995. Mrs. Rosenberg is a
                                          member of the law firm of Rosenberg & Liebentritt, P.C.
                                          Mrs. Rosenberg has been President and Chief Executive
                                          since November 1994 of Equity Group Investments, Inc.
                                          ("Equity Group") and Equity Financial and Management
                                          Company ("Equity Financial") and was Executive Vice
                                          President of Equity Group since 1986, and of Equity
                                          Financial since 1980. Both firms are privately owned
                                          affiliated investment management companies. Mrs.
                                          Rosenberg was Chairman of the Board of CFI Industries,
                                          Inc. from January 1994 until September 1994 and
                                          Co-Chairman from September 1994 until March 1995 and is
                                          currently a director. Mrs. Rosenberg is a director of
                                          Equity Group, Equity Financial, Capsure, American
                                          Classic Voyages Co. ("American Classic"), Itel, Falcon,
                                          Jacor and Vigoro, and a trustee of Equity Residential
                                          Properties Trust ("Equity Residential"). Mrs. Rosenberg
                                          was a Vice President of Madison Management Group, Inc.
                                          ("Madison") prior to October 4, 1991. Madison filed a
                                          petition under the Federal bankruptcy laws on November
                                          8, 1991. Mrs. Rosenberg has been a Vice President of
                                          First Capital Benefits Administrators, Inc. ("Benefits
                                          Administrators") since 1987. Benefits Administrators
                                          filed for a petition under the Federal bankruptcy laws
                                          on January 3, 1995. Mrs. Rosenberg is 53 years old.

                            YEAR FIRST
                            ELECTED A
          NAME               DIRECTOR                 OTHER INFORMATION ABOUT NOMINEES
          ----              ----------                --------------------------------
Joseph P. Sullivan             1991       Director of the Company. Mr. Sullivan has been Chairman
                                          of the Board of Vigoro since March 1991 and was Chief
                                          Executive Officer from March 1991 until September 1994
                                          and President from January 1986 until March 1991. Mr.
                                          Sullivan is 62 years old.

Samuel Zell                    1980       Chairman of the Board of Directors. Mr. Zell had been
                                          President from June 1990 until February 1994, and Chief
                                          Executive Officer from 1983 until February 1994 of the
                                          Company. Mr. Zell is Chairman of the Board of Equity
                                          Group and Equity Financial. Mr. Zell was President and
                                          Chief Executive Officer of Equity Group until November
                                          1994. He is also a trustee and beneficiary of a general
                                          partner of Equity Holdings. See "Security Ownership of
                                          Certain Beneficial Owners" for more information about
                                          Equity Holdings. He is Chairman of the Board and Chief
                                          Executive Officer of Capsure and Manufactured Home
                                          Communities, Inc. He is Chairman of the Board of
                                          Broadway Stores, Inc., American Classic, Falcon, Equity
                                          Residential and Itel. He is Co-Chairman of the Board of
                                          Revco. He is a director of Jacor, Sealy Corporation and
                                          Vigoro. Mr. Zell was President of Madison prior to
                                          October 4, 1991. Madison filed a petition under the
                                          Federal bankruptcy laws on November 8, 1991. Mr. Zell is
                                          52 years old.

     The Company's by-laws provide that the number of directors shall not be less than three nor more than eleven, with the precise number to be determined by resolution of the Board or the stockholders from time to time. The Board has fixed the number of directors to be elected at this Meeting at ten.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND
CERTAIN COMMITTEES THEREOF

     Meetings: During 1994, the Company's Board held nine (9) meetings. During 1994, each of the present directors attended over 75% of the meetings of the Board and its committees which he or she was eligible to attend except for Messrs. Hall and Zell who attended 71% and 70%, respectively, of the meetings they were eligible to attend. Mr. Hall was elected a director on March 15, 1994, and Mr. Cohen was elected a director on March 16, 1995.

     Compensation Committee: The Compensation Committee of the Board of Directors is composed of Messrs. Dyer (Chairman), Pasquesi, Zell and Mrs. Rosenberg. The Compensation Committee reviews and makes recommendations concerning proposals by management with respect to compensation, bonus, employment agreements and other benefits and policies respecting such matters for the executive officers of the Company. During 1994, the Compensation Committee held one meeting.

     Audit Committee: The Audit Committee of the Board of Directors is composed of Messrs. Gardner (Chairman), Dyer and Pasquesi. The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the next fiscal year, reviews with the independent auditors the plan and results of the auditing engagement, consults with the internal audit staff and discusses with management the internal audit function and the adequacy of the Company's internal accounting controls. During 1994, the Audit Committee held two meetings.

                           SUMMARY COMPENSATION TABLE

                                                                                            ALL OTHER
                 NAME AND                              SALARY      BONUS      OPTIONS/     COMPENSATION
           PRINCIPAL POSITION(1)              YEAR       ($)        ($)       SARS (#)        ($)(2)
- - -------------------------------------------   ----     -------     ------     --------     ------------
Samuel Zell,                                  1994     400,000          0           0          6,000
  Chairman of the Board                       1993     400,000          0       5,000          4,497
                                              1992     400,000          0      20,000              0
Rod F. Dammeyer,                              1994           0          0      75,000              0
  President and Chief Executive Officer       1993           0          0           0              0
                                              1992           0          0           0              0
Arthur A. Greenberg,                          1994     200,000          0           0          6,000
  Executive Vice President                    1993     300,000          0       5,000          4,497
  and Chief Financial Officer                 1992     300,000          0      10,000          4,303
Norman M. Field,                              1994     120,000     18,000           0          5,520
  Vice President and Treasurer                1993     115,500     12,000       3,000          2,550
                                              1992     110,000      6,000       5,000          2,257
Richard Trotter,                              1994     110,000     16,500           0          5,060
  Vice President - Internal Audit             1993     101,000     12,000       3,000          2,260
                                              1992      96,075      6,000       4,000          1,985

- - -------------------------
(1) Positions are as of December 31, 1994. Mr. Zell had been President and Chief Executive Officer until February 1994. Mr. Dammeyer was elected to such positions in February 1994. Messrs. Greenberg, Field and Trotter resigned from their positions with the Company in 1995.

(2) Employer matching and/or profit sharing contributions to the Company's Advantage Savings Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                  INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
                                ----------------------                                    VALUE AT ASSUMED
                                           % OF TOTAL                                     ANNUAL RATES OF
                                             OPTIONS                                        STOCK PRICE
                                           GRANTED TO                                       APPRECIATION
                                OPTIONS     EMPLOYEES     EXERCISE OR                     FOR OPTION TERM
                                GRANTED     IN FISCAL     BASE PRICE     EXPIRATION    ----------------------
            NAME                (#)(1)        YEAR          ($/SH)          DATE       5%($)(2)     10%($)(3)
- - -----------------------------   -------    -----------    -----------    ----------    ---------    ---------
Samuel Zell                           0         0.00            --               --            0            0
Rod F. Dammeyer                  75,000       100.00         33.00         12/01/04    1,556,514    3,944,513
Arthur A. Greenberg                   0         0.00            --               --            0            0
Norman M. Field                       0         0.00            --               --            0            0
Richard Trotter                       0         0.00            --               --            0            0


- - -------------------------
(1) Options granted during 1994 are exercisable in three equal cumulative annual installments after the first year of the option term.


(2) Assumes a price of $53.75 at the end of ten years.



(3) Assumes a price of $85.59 at the end of ten years.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF
                                                                         NUMBER OF        UNEXERCISED
                                                                        UNEXERCISED       IN-THE-MONEY
                                            SHARES                      OPTIONS AT         OPTIONS AT
                                          ACQUIRED ON      VALUE         FY-END(#)         FY-END($)
                                           EXERCISE       REALIZED     EXERCISABLE/       EXERCISABLE/
                 NAME                         (#)           ($)        UNEXERCISABLE     UNEXERCISABLE
- - ---------------------------------------   -----------     --------     -------------     --------------
Samuel Zell                                      0              0      14,998/10,002     162,482/92,519
Rod F. Dammeyer                                  0              0       8,332/81,668     85,823/429,178
Arthur A. Greenberg                              0              0        8,333/6,668      85,001/54,178
Norman M. Field                              4,000         26,000        8,333/3,667      89,663/28,587
Richard Trotter                              2,667         20,336        1,000/3,334       4,500/24,675

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries receive an annual fee of $28,000 for serving as directors. Additionally, on the date of each Meeting all directors receive options to purchase 5,000 shares at the fair market value of the Common Stock on the date of such Meeting. The options are exercisable in three equal cumulative annual installments after the first year and expire at the end of five years.

                      EMPLOYMENT CONTRACTS AND TERMINATION
                OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company and Mr. Dammeyer have an agreement providing for Mr. Dammeyer's employment at an annual salary of $280,000, beginning January 1, 1995, annual incentive awards of 50% to 112.5% of salary, with a target of 75% of salary and such long-term incentives as the Compensation Committee in its good judgment shall grant. Since Mr. Dammeyer's activities under the agreement are not full-time, he will not participate in any benefit plans.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Dyer (Chairman), Pasquesi, Zell and Mrs. Rosenberg. Mr. Zell excused himself from discussions and decisions concerning his compensation as Chairman of the Board, Chief Executive Officer and President. Mr. Zell resigned as Chief Executive Officer and President in February 1994.

     The following relationships existed during 1994:

     Messrs. Dammeyer, Zell and Mrs. Rosenberg were officers and directors of the Company and Mr. Zell and Mrs. Rosenberg were members of the Compensation Committee of the Company and Mr. Zell and Mrs. Rosenberg were officers and directors of Capsure and Mr. Dammeyer is a director and member of the Compensation Committee of Capsure.

     Mr. Zell and Mrs. Rosenberg were officers, directors and members of the Compensation Committee of the Company and Mr. Zell was an officer, trustee and member of the Compensation Committee of Equity Residential and Mrs. Rosenberg was a trustee and member of the Compensation Committee of Equity Residential. Gerald A. Spector was an officer of the Company and was an officer and trustee of Equity Residential and Mr. Zell was an officer, trustee and member of the Compensation Committee of Equity Residential.

     Messrs. Dammeyer, Zell and Mrs. Rosenberg were officers and directors of the Company and Mr. Zell and Mrs. Rosenberg were members of the Compensation Committee of the Company and Messrs. Dammeyer and Zell were officers and directors of Itel and Mrs. Rosenberg was a director and member of the Compensation Committee of Itel.

     Messrs. Dammeyer, Zell and Mrs. Rosenberg were officers and directors of the Company and Mr. Zell and Mrs. Rosenberg were members of the Compensation Committee of the Company and Mr. Zell was an officer and director of Falcon and Mr. Dammeyer and Mrs. Rosenberg were directors of Falcon.

     Mr. Zell, Arthur A. Greenberg and Mrs. Rosenberg were officers of the Company and directors of American Classic and Mr. Zell and Mrs. Rosenberg were officers of American Classic and a member of the Compensation Committee of the Company.

     Mr. Spector was an officer of the Company and a director of MHC and Mr. Zell was an officer and director of MHC and a member of the Compensation Committee of the Company.

     Messrs. Dammeyer and Greenberg were officers of the Company and members of the Compensation Committee of Vigoro and Mr. Sullivan is an officer of Vigoro and a director of the Company.

     Messrs. Zell, Greenberg and Mrs. Rosenberg also served as members of the board of directors of numerous non-public companies owned in whole or in part by Mr. Zell or his affiliates, which did not have compensation committees, and in many cases the executive officers of those companies included Mrs. Rosenberg and/or Messrs. Zell and Greenberg.

     On January 1, 1994, the Company's loan portfolio included a $5.9 million loan to a general partnership ("Equity Pool") which in turn is owned by two limited partnerships which are affiliated with Mr. Zell. The loan was collateralized by partnership units ("Units") which were convertible in January 1995 into approximately 550,000 shares of Equity Residential, a publicly traded real estate investment trust affiliated with Mr. Zell. During 1994, principal payments reduced the loan to approximately $5.4 million. On January 3, 1995, all rights and title in the principal amount of $5.4 million plus an additional $1.6 million, as participation based on the market value of the Units on September 16, 1994, and accrued interest were assigned to Equity Holdings, the Company's majority stockholder, as part of a dividend to the Company's stockholders.


     The Company and certain of its subsidiaries paid or will pay $1,695,100 to certain affiliates of Equity Holdings for services rendered during 1994. These services included, but are not limited to, administrative, human resource, consulting, accounting and tax services, various real estate services, insurance services (including the payment to third parties for insurance premiums) and other executive services. These related entity transactions are for a term of one year and were approved by the independent members of the Board.



     The Company and certain of its subsidiaries paid or will pay an affiliate of Equity Holdings $784,500 for its office space during 1994.



     The Company and certain of its subsidiaries paid or will pay an affiliate of Equity Holdings $463,100 for various leases of computer software and equipment and computer development services during 1994. The leases range from three to five years and are at rates comparable to the market place. Payment also related to a facility sharing agreement between the Company and such affiliate. Under the agreement, computer development, operations and maintenance services were provided to the Company and certain of its subsidiaries.



     The Company performed services for various affiliates of Equity Holdings. For 1994, $1,536,900 was charged to such affiliates for the services performed and office space provided by the Company.


     The Company and Equity Holdings have each entered into an agreement with Capital Partners and Capital Partners BVI (as hereinafter defined) (the "Hellman Group") which provides that the Hellman Group shall have a right to nominate, and the Company and Equity Holdings shall each use its best efforts to elect two
(2) directors for every nine (9) directors of the Company. Additionally the Hellman Group agreed to vote their shares of Common Stock in favor of the directors nominated by the Company. This agreement shall continue so long as Equity Holdings owns at least 50% of the Common Stock of the Company and there has been no change of control of the Hellman Group. Messrs. Cohen and Pasquesi are the Hellman Group nominees.

     The Company and Vigoro have each entered into an agreement which provides that the Hellman Group shall have a right to nominate, and the Company and Vigoro shall each use its best efforts to elect one (1) director for every twelve (12) directors of Vigoro. The agreement shall continue so long as the Hellman Group retains certain minimum direct or indirect holdings of the voting securities of either the Company or Vigoro. Mr. Pasquesi was the Hellman Group nominee for election at Vigoro's Annual Meeting of Stockholders held November 10, 1994.

     The Company and certain of its subsidiaries paid or will pay Rosenberg & Liebentritt, P.C., a law firm affiliated with Mrs. Rosenberg, amounts totaling $1,697,300 for certain legal services rendered in 1994. Fees are based on comparable market rates for the services performed. Rates are approved by the independent members of the Board.

     The Company and certain of its subsidiaries paid or will pay Seyfarth Shaw Fairweather & Geraldson, a law firm in which Mrs. Rosenberg's spouse is a partner, amounts totaling $153,200 for certain legal services rendered in 1994. Fees are based on comparable market rates for services performed.

     For a description of certain transactions with other Board members, see "Certain Relationships and Related Transactions."

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report presented below and the Performance Graph following shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board determines the compensation of the Company's executive officers, including those named in the Summary Compensation Table. The Compensation Committee believes that the compensation of the Company's Chief Executive Officer and all of the Company's executive officers should be both competitive and based on individual and Company performance.

     The Company's compensation policy takes into account a review of local and national peer group salary surveys without limitation to the companies included in the published industry index used in the Performance Graph. The salary structure is designed to attract and retain highly qualified executives. This is accomplished by providing competitive base salaries and meaningful incentives intended to reward performance. Such performance is measured against pre-established quantitative goals that are specific to the officer's performance. The officer's responsibilities, performance evaluations and expected future contributions are factored into annual increases.

     The salary of Mr. Zell, who is Chairman of the Board and was Chief Executive and President until February 1994, was determined by certain independent members of the Board in January 1991 to be fair and competitive based on the amount of time devoted to the business. His salary and his time commitment to the Company had not changed since that date. He received no bonuses that reward short-term performance.

     Mr. Dammeyer is employed as President and Chief Executive Officer pursuant to a contract entered into in 1995. See "Employment Contracts and Terminations of Employment and Change-In-Control Arrangements" for terms of Mr. Dammeyer's contract.

     The salary of Mr. Greenberg was determined in 1990 to be fair and competitive based on local and national salary surveys and also on the amount of time devoted to the Company. At the beginning of 1994, his time commitment to the Company had decreased. Therefore, his salary was reduced to reflect that decreased time commitment. He received no bonuses that reward short-term performance. In 1995, Mr. Greenberg ceased to be an employee of the Company.

     The salaries of all other executive officers are found to be competitive with other top executives in other companies within the industry. Incentive compensation in the form of bonuses is tied to performance measured against qualitative and quantitative goals specific to each officer's performance and is not directly related to the performance of the Company.

     The Compensation Committee recognizes that while bonus programs provide rewards for positive short-term individual and corporate performance, the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company's Common Stock through the granting of stock options. The Compensation Committee believes that over an extended period of time, stock performance will, to a meaningful extent, reflect executive performance, and that such arrangements further reinforce management goals and incentives to achieve stockholder objectives. The only stock options granted in 1994 were to Mr. Dammeyer in connection with his appointment as the President and Chief Executive Officer of the Company. The number of stock options was determined subjectively by the Compensation Committee taking into consideration his responsibilities and his other compensation.

     It is the policy of the Company to structure its compensation in a manner which will avoid the limitations imposed by the Omnibus Budget Reconciliation Act of 1993 on the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner.

     The Compensation Committee believes that the compensation program properly rewards its executive officers for achieving improvements in the Company's performance and serving the interest of its stockholders.

Bradbury Dyer, III, Chairman
John M. Pasquesi
Sheli Z. Rosenberg
Samuel Zell

                               PERFORMANCE GRAPH

     Below is a graph comparing total stockholders' return on the Company's Common Stock over the last five years with a broad market index and a published industry index as required by the rules of the SEC.

      Measurement Period                                          S&P Indus-
    (Fiscal Year Covered)            GAMI           S&P 500          tries
1989                                       100             100             100
1990                                    107.81           96.89           99.11
1991                                    107.81          126.42          129.59
1992                                    113.74          136.05          136.98
1993                                    137.99          149.76          149.35
1994                                    167.75          151.74          155.05

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of April 14, 1995, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock:

                    NAME AND ADDRESS                        AMOUNT AND NATURE OF
                  OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(1)      PERCENT OF CLASS
- - --------------------------------------------------------   -----------------------      ----------------
Equity Holdings Limited,                                          8,082,744(3)                72.3%
  an Illinois limited partnership(2)
  Two North Riverside Plaza
  Suite 600
  Chicago, IL 60606
Hellman & Friedman Capital Partners,                              1,829,189                   16.4%
  a California limited partnership(4)
  One Maritime Plaza
  12th Floor
  San Francisco, CA 94111

- - -------------------------
(1) The amounts of the Company's Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities.

(2) Equity Holdings has two general partners: Samuel Zell, Trustee of the Samuel Zell Revocable Trust under trust agreement dated January 17, 1990 and Ann Lurie and Sheli Z. Rosenberg Co-Trustees of the Robert H. and Ann Lurie Trust. Mmes. Lurie and Rosenberg are trustees of certain trusts which are indirect limited partners of Equity Holdings. Mr. Zell and Mmes. Lurie and Rosenberg each disclaim beneficial ownership of the shares owned by Equity Holdings.

(3) 6,789,889 of these shares are held at eight different financial institutions as collateral for loans to Equity Holdings. Under the various loan agreements, the institutions cannot vote or exercise any ownership rights relating to the pledged shares unless there is an event of default.


(4) Shares are held by Capital Partners. Mitchell R. Cohen and John M. Pasquesi are principals in H&F, which holds a 1.21% limited partnership interest in Hellman & Friedman Capital Management, a California Limited Partnership ("H&F Capital"). H&F Capital is the general partner of Capital Partners, holding a 3.24% capital interest and up to a 20% economic interest in the profits of Capital Partners. Mr. Pasquesi has a direct .21% capital interest as a limited partner in H&F Capital. Hellman & Friedman Capital Management, Inc. ("Capital Management") is the general partner of H&F Capital and has a 1% capital interest in H&F Capital. Messrs. Cohen and Pasquesi are officers of Capital Management. F. Warren Hellman and Tully M. Friedman are officers, directors and each is a 50% beneficial stockholder of Capital Management.



     Additionally 105,115 shares are held by Hellman & Friedman Capital Partners International (BVI) ("Capital Partners BVI"). H&F holds a 1.44% limited partnership interest in Hellman & Friedman Capital Management International, A California Limited Partnership ("Capital Management International"). Capital Management International is the managing partner of Capital Partners BVI, holding a 1% capital interest and up to a 20% economic interest in the profits of Capital Partners BVI. Mr. Pasquesi has a direct .43% capital interest as a limited partner of Capital Management International. H&F Capital Management International, Inc. ("H&F International") is the general partner of Capital Management International and has a 1% capital interest in Capital Management International. Messrs. Cohen and Pasquesi are officers of H&F International. Messrs. Hellman and Friedman are officers, directors and each is a 50% beneficial stockholder of H&F International.



     Additionally, 65,696 shares are held by H&F Redwood Partners, L.P. ("H&F Redwood"). H&F owns a 1.43% limited partnership interest in H&F Redwood Investors, L.P. ("Redwood Investors"), which is the general partner of H&F Redwood. As general partner, Redwood Investors owns a 1% capital interest and up to a 20% economic interest in the profits of H&F Redwood. Mr. Pasquesi has a .43% capital interest as a limited partner in Redwood Investors. H&F Redwood Investors, Inc. is the general partner of Redwood Investors and has a 1% capital interest in Redwood Investors. Messrs. Cohen and Pasquesi are officers of Redwood Investors, Inc. Messrs. Hellman and Friedman are officers, directors and each is a 50% beneficial stockholder of H&F Redwood Investors, Inc.


     Messrs. Cohen, Friedman, Hellman and Pasquesi each disclaim beneficial ownership of the shares owned by Capital Partners, Capital Partners BVI and H&F Redwood.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of April 14, 1995, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director of GAMI, the five executive officers named in the Summary Compensation Table and by all directors and executive officers as a group, including persons named in the Summary Compensation Table who are no longer executive officers.

                                             SHARES OF       SHARES UPON                      PERCENT
           NAME OF BENEFICIAL                  COMMON        EXERCISE OF                        OF
                 HOLDER                       STOCK(1)       OPTIONS(2)        TOTAL(1)        CLASS
- - ----------------------------------------     ----------      -----------      ----------      -------
Mitchell R. Cohen                             2,000,000(3)           0         2,000,000(3)     17.9%
Rod F. Dammeyer                                       0          8,332             8,332        *
Bradbury Dyer, III                              317,000(4)      18,332           335,332(4)      3.0%
David A. Gardner                                 66,000         28,332            94,332        *
William K. Hall                                  22,000         10,000            32,000        *
F. Philip Handy                                  17,800         28,332            46,132        *
John M. Pasquesi                              2,000,000(3)       1,666         2,001,666(3)     17.9%
Sheli Z. Rosenberg                            8,127,444(5)      11,666         8,139,110(5)     72.7%
Joseph P. Sullivan                                    0         18,332            18,332        *
Samuel Zell                                   8,082,744(6)      18,332         8,101,076(6)     72.3%
Norman M. Field                                       0          8,333             8,333        *
Arthur A. Greenberg                           8,098,744(5)       7,833         8,106,577(5)     72.4%
Richard Trotter                                       0          1,000             1,000        *
All directors and executive officers as
  a group including the above-named
  persons                                    10,566,244        160,490        10,726,734        94.5%

- - -------------------------
 *  Less than 1%.

(1) The amounts of the Company's Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(2) The amounts shown in this column reflect shares of Common Stock subject to options granted under the Company's 1991 Amended and Restated Stock Option Plan which are currently exercisable or exercisable within 60 days of this table.

(3) Under the regulations of SEC, Messrs. Cohen and Pasquesi may be deemed to be the beneficial owner of the shares which are beneficially owned by Capital Partners, Capital Partners BVI and H&F Redwood. For further information, see "Security Ownership of Certain Beneficial Owners." Messrs. Cohen and Pasquesi each disclaim beneficial ownership of the shares owned by Capital Partners, Capital Partners BVI and H&F Redwood.

(4) 317,000 shares are held by Paragon Joint Venture, a joint venture formed by Paragon Associates and Paragon Associates II, both Texas Limited Partnerships. Under the terms of the joint venture agreement, Paragon and Paragon II have beneficial ownership of the shares in proportion to their respective accounts in the joint venture. Mr. Dyer does not have direct beneficial ownership in these shares; however, Mr. Dyer, as sole general partner of Paragon and Paragon II and agent for Paragon Joint Venture, may be deemed to have indirect ownership of these shares. Mr. Dyer, in his role as general partner of Paragon and Paragon II and as agent for Paragon Joint Venture, has sole voting and dispositive powers in regard to these shares.

(5) Includes 8,082,744 shares owned by Equity Holdings. Mrs. Rosenberg and Mr. Greenberg are trustees of certain trusts which are direct or indirect partners of Equity Holdings. As a result of this status, Mrs. Rosenberg and Mr. Greenberg may be deemed to be the beneficial owner of all the shares which are beneficially owned by Equity Holdings. Mrs. Rosenberg and Mr. Greenberg each disclaim beneficial ownership of the shares owned by Equity Holdings.

(6) Under the regulations of the SEC, Mr. Zell may be deemed to be the beneficial owner of all the shares which are beneficially owned by Equity Holdings. For further information, see "Security Ownership of Certain Beneficial Owners." Mr. Zell disclaims beneficial ownership of the shares owned by Equity Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During April 1995, the Company completed the sale of its subsidiary, Equality Specialties, Inc., to a company affiliated with Mr. Handy, a director of the Company. The sales price was $20 million which included a $4 million note bearing interest at 3 1/2% over the prime rate and maturing on April 18, 2002. Additional consideration included a 15% equity interest in the acquiring entity, subject to the ability of the buyer to reduce that equity interest to 7% by certain prepayments of the aforementioned note. The Board, Mr. Handy abstaining, approved this transaction.

     The Company has in the past entered into agreements or arrangements with directors or officers of the Company or their affiliates relating to the acquisition, disposition, financing or refinancing of properties and assets, or similar types of ventures, and may enter into similar agreements or arrangements from time to time in the future. Such arrangements may provide for compensation to be paid to such officers, directors, or affiliates for their services rendered in finding, structuring or negotiating each transaction, which compensation could, among other things, take the form of a cash fee or a direct or indirect equity interest in the transaction. The fairness and reasonableness of any such arrangements have been and in the future will be passed upon by a majority of the independent members of the Board or by an independent firm selected by such Board members, or may be submitted for approval by a majority of the unaffiliated stockholders of the Company, if the transaction would otherwise call for stockholder approval.

     For a description of related transactions with members of the Compensation Committee, see "Compensation Committee Interlocks and Insider Participation."

                   APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                   CERTIFICATE OF INCORPORATION TO REDUCE THE
                  MAXIMUM NUMBER OF SHARES OF COMMON STOCK THE
             COMPANY IS AUTHORIZED TO ISSUE FROM 40,000,000 SHARES
             TO 20,000,000 SHARES AND TO REDUCE THE MAXIMUM NUMBER
             OF SHARES OF PREFERRED STOCK THE COMPANY IS AUTHORIZED
                     TO ISSUE FROM 5,000,000 SHARES TO NONE
                                  (PROPOSAL 2)

     On March 15, 1995, the Board adopted resolutions approving a proposed amendment to the Certificate of Incorporation of the Company, and recommended adoption of the amendment by the stockholders. Exhibit A to this Proxy Statement contains the proposed amendment to the Certificate of Incorporation. The following discussion of the proposed amendment is qualified in its entirety by reference to the text of the proposed amendment set forth in Exhibit A.

     Article Fourth of the Company's Certificate of Incorporation currently provides that the Company is authorized to issue 40,000,000 shares of $.01 par value per share of Common Stock and 5,000,000 shares of $.01 par value per share Preferred Stock. If adopted, the proposed amendment to Article Fourth would reduce the maximum number of shares of Common Stock which the Company is authorized to issue from 40,000,000 shares to 20,000,000 shares and to reduce the maximum number of Preferred Stock the Company is authorized to issue from 5,000,000 shares to none.

     Of the 40,000,000 shares of Common Stock presently authorized 13,051,761 (33%) were issued and outstanding or reserved for issuance at April 14, 1995. Of the 5,000,000 shares of Preferred Stock presently authorized, no shares were issued and outstanding or reserved for issuance at April 14, 1995. If the proposed amendment is adopted, there will be authorized, unissued and unreserved 6,948,239 shares of Common Stock and no shares of Preferred Stock. Management believes that it is desirable to decrease the number of shares of Common Stock and Preferred Stock the Company is authorized to issue to reduce franchise taxes paid by the Company to various states which base such taxes on the number of authorized shares. The Company believes that the number of shares which will be authorized but unissued and unreserved if the proposed amendment is approved will be sufficient to provide the Company the ability to raise capital, make acquisitions in the future and pursue other corporate opportunities. No further action or authorization by the Company's stockholders would be necessary prior to issuance of authorized but unissued shares, except as may be required for a particular transaction by applicable law or regulating agencies or by the rules of any stock exchange on which the Company's securities may then be listed.

     Except for the 1991 Amended and Restated Stock Option Plan previously approved by stockholders, there are presently no negotiations, plans or commitments regarding the issuance of additional shares of Common Stock or of any shares of Preferred Stock.

     THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDERS, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO CHOICE SPECIFICATION IS MADE, SHARES WILL BE NOTED "FOR" APPROVAL OF THE AMENDMENT.

                               EXECUTIVE OFFICERS

     Samuel Zell serves as Chairman of the Board of the Company. For further information about his experience and positions with the Company, see page 5 of this Proxy Statement. Also see "Security Ownership of Certain Beneficial Owners."

     Rod F. Dammeyer serves as a director, President and Chief Executive Officer of the Company. For further information about his experience and positions with the Company, see page 3 of this Proxy Statement.

     Gus J. Athas has served as Senior Vice President and General Counsel of the Company since March 1995. Mr. Athas has been Senior Vice President, General Counsel and Secretary of Falcon since March 1994. From January 1994 until March 1994, Mr. Athas was Vice President and Secretary of Falcon. Mr. Athas has been Senior Vice President, General Counsel and Secretary of Eagle since May 1993. From September 1992 until May 1993, Mr. Athas was Vice President, General Counsel and Secretary of Eagle. From November 1987 until September 1992, Mr. Athas was Vice President, General Counsel and Assistant Secretary of Eagle. Mr. Athas is 58 years old.

     Sam A. Cottone has served as Senior Vice President and Chief Financial Officer of the Company since March 1995. Mr. Cottone has been a director and Senior Vice President -- Finance and Treasurer of Falcon since January 1994. Mr. Cottone has been Senior Vice President -- Finance and Chief Financial Officer of Eagle since May 1993. For more than five years prior thereto, Mr. Cottone had been a partner with Arthur Andersen LLP. Mr. Cottone is 54 years old.

     The Company's executive officers are elected by the Board to serve at the pleasure of the Board. There are no employment contracts with any present officer or director of the Company except for Rod F. Dammeyer. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

                                    AUDITORS

     Arthur Andersen LLP served as the Company's auditors for 1994. The Audit Committee has not yet met to make a future recommendation to the Board concerning the selection of the Company's auditors for 1995. There have been no disagreements between the Company and its auditors relating to accounting procedures, financial statement disclosure, or related items. Representatives of Arthur Andersen LLP are expected to be available at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any proposals of stockholders to be presented at the 1996 Meeting must be received by the Secretary of the Company for inclusion in the Company's Proxy Statement and form of proxy no later than December 30, 1995.

                                 OTHER MATTERS

     The Board is not aware of any business which will be presented at the Meeting other than those matters set forth in the accompanying Notice of Annual Meeting. If any other matters are properly presented at the Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors


                                          [SIG]


                                          Susan Obuchowski
                                          Secretary

April 28, 1995
Chicago, Illinois

                                   EXHIBIT A

                                     FOURTH

     The maximum number of shares of capital stock which the corporation is authorized to issue or to have outstanding at any time shall be 20,000,000 shares of which 20,000,000 shares shall be Common Stock of $.01 (one cent) par value.